                                                             EXHIBIT 10.12

             DISTRIBUTOR AGREEMENT

This Agreement ("Agreement") is made as of the 1st day of July, 1996 by and between Conceptus, Inc., a Delaware corporation, with its principal offices at 1021 Howard Avenue, San Carlos, California 94070 (hereinafter "Supplier") and Mallinckrodt Group Inc., a New York corporation, with offices at 675 McDonnell Boulevard, St. Louis, Missouri 63134 (hereinafter "Distributor").

WHEREAS, Supplier desires to appoint a distributor for certain of its products in a large number of countries; and

WHEREAS, Distributor wishes to act as such distributor;

NOW, THEREFORE, the parties hereto agree as follows:

1. DEFINITIONS. In this Agreement each of the terms listed below has the meaning given after it.

    a. "Affiliate" shall mean a legal entity controlling, controlled by or under common control with the Party in question.

    b.  "Agreement" shall mean this Agreement and all Schedules thereto.

    c. "Control" shall mean owning in excess of 50% of the voting shares of equity or having the right to appoint Directors holding in excess of 50% of the vote or to manage in fact the day to day operations of a legal entity.

    d.  "Effective Date" shall mean July 1, 1996.

    e. "Initial Term" shall mean that period of time set forth in clause 3 hereof.

    f. "Party" shall mean Supplier or Distributor as the case may be and both Supplier and Distributor when used in the plural.

    g. "Products" shall mean those products listed on Schedule A of this Agreement.

    h. "Target Agreements" shall mean the License Agreement and the Supply Agreement between Supplier and Target Therapeutics, Inc., copies of which have been provided to Distributor.

    i. "Territory" shall mean all of those countries in the Western Hemisphere including those in North, Central and South America.

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2.  APPOINTMENT. Supplier hereby appoints Distributor and Distributor hereby accepts appointment as the exclusive distributor of the Products to hospitals in the Territory. Distributor shall have the right to appoint sub-distributors under this Agreement.

3. TERM. The Initial Term of this Agreement shall commence as of July 1, 1996 and shall continue through December 31, 1999. Thereafter this Agreement shall be extended automatically for additional periods of one (1) year each unless either party serves written notice on the other at least six (6) months in advance of the end of the Initial Period or the one (1) year period then in effect that this Agreement shall terminate at the end of that period.

4. DUTIES OF DISTRIBUTOR. Distributor shall or shall cause Distributor's Affiliates to do the following:

    a. Purchase from Supplier such quantities of Products as may reasonably be necessary to fully and promptly meet all demand for Products from hospitals in the Territory.

    b. Distribute the Products through the same sales personnel that it uses to distribute Distributor's other devices which are promoted to radiologists and ensure that such personnel are fully educated about the Products.

    c. Maintain adequate inventory of Products to promptly fill and ship against customer's orders within the Territory.

    d. Provide reasonable assistance to Supplier in connection with Supplier's research and development and clinical trial efforts with respect to Products. (The Parties contemplate such assistance may typically consist of Distributor's field personnel working directly with Supplier's research and development or clinical personnel.)

    e. Provide Supplier with reasonable assistance in obtaining regulatory approvals necessary to market the Products in the U.S.

    f. If any other country requires the registration of any of the Products with the health authorities in that country, take the action required to obtain the registration of the Product in that country and take any other actions necessary to enable Distributor to sell the Products in that country. If Distributor should determine that obtaining such a registration is uneconomical, Distributor may decline to register the Product in that country and Supplier's sole remedy shall be to eliminate that country from the definition of Territory hereunder.

    g. Produce all materials used to promote the Products in the Territory which materials shall be subject to Supplier's prior approval, such approval not to be unreasonably withheld.

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    h.  Submit to Supplier, within [*   *   *] after the end of each calendar
        quarter, a quarterly progress report containing those items which the Parties from time to time agree should be included in such report.

                                     [*   *   *   *]

        Representatives of Supplier and Distributor will meet unit sales on a quarterly basis at sites to be mutually agreed upon, to review the sales and marketing activity in the preceding quarter.

        Distributor shall maintain adequate and accurate books and records with respect to the sale or distribution of the Products during the term of the Agreement. Upon prior notice, an independent auditor selected by Supplier and reasonably acceptable to Distributor shall have the right once each calendar year during reasonable business hours, to inspect the facilities of Distributor which are used or provided in connection with the sale, administration and stocking of the Products, and to inspect such books and records, but only with respect to any calendar year ending not more than two years prior to the date of such inspection and subject to the obligations of confidentiality set forth in Section 19 below.

    i. Respond to initial calls from customers holding damaged Product, utilizing Distributor' sales and customer service forces, and work with such customers to ensure the return and, if appropriate, replacement of Product. To return a defective Product, Distributor shall notify Supplier immediately and request a Material Return Authorization ("MRA") number. Supplier shall provide the MRA number
        to Distributor within [ *   *   *] of receipt of the request.  Within
        [ *   *   *] of receipt of the MRA number, Distributor shall return to
        Supplier the rejected Product with the MRA number displayed on the outside of the carton.

    j. Ensure that Products are sold, and returned if applicable, in full compliance with the laws of the country of sale including all reporting obligations to applicable regulatory authorities.

    k. If the Parties have been notified that there is a claim for patent infringement in a particular country, Distributor and Distributor's Affiliates shall cease to distribute the infringing Product in that country on Supplier's request.

    l. Be responsible for any losses resulting from claims relating to the Products to the extent attributable to the negligence of Distributor or Distributor's Affiliates or sub-distributors and indemnify Supplier from any loss with respect thereto.

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5.  DUTIES OF SUPPLIER. Supplier shall do the following:

    a. Sell to Distributor and Distributor's Affiliates such quantities of Products as may reasonably be necessary to fully and promptly meet all demand for Products from hospitals in the Territory.

    b. Be responsible for obtaining and maintaining all regulatory approvals necessary to market the Products in the United States.

    c. Provide Distributor with all reasonable assistance in obtaining all regulatory approvals necessary to market the Products in countries other than the United States.

    d.  Assist with training, field visits, exhibitions and sales meetings.

    e. Provide proposed copy and data references for promotional materials for the Products.

    f. Be responsible for testing and determining the cause of all Products malfunctions.

    g. Hold Distributor and Distributor's Affiliates harmless against any claims made against Distributor or Distributor's Affiliates by a third party alleging that a Product infringes a patent or trademark owned by such third party or as a result of Supplier's misuse of proprietary information.

    h. Be responsible for any losses resulting from other claims relating to Products and indemnify Distributor and Distributor's Affiliates from any losses with respect thereto other than to the extent the loss is attributable to the negligence of Distributor or Distributor's Affiliates or sub-distributors. Supplier shall maintain product liability insurance in the amount of at least Four Million Dollars.

6. LABELING AND PACKAGING. Distributor will provide the artwork for all overlabeling and/or outer packaging for Supplier's prior approval, which will not be unreasonably withheld. Supplier will perform the overlabeling and/or create the outer packaging (as appropriate) on all Products such that both the Distributor and Supplier names and trademarks are clearly visible and such labeling, and Product markings generally, comply with applicable regulatory requirements, which, in the case of Territory-specific requirements, shall have been identified by Distributor and communicated in writing sufficiently in advance to Supplier.

                                     [*   *   *   *]

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                                     [*   *   *   *]

7.  PRICING

    a. FIRST YEAR. The initial prices for the Products will be those set forth on Schedule B attached hereto. The pricing set forth in Schedule B for the Soft Seal Cervical Catheter shall be reviewed by
        the Parties at the end of the first [*   *   *] following the Product
        launch under this Agreement (anticipated for [*   *   *   *].

                                     [*   *   *   *]

    b.  SUBSEQUENT YEARS.  During the last [*   *   *   *] of each contract
        year, the Parties will review the transfer pricing for the Products with the intent of making adjustments necessary


                                     [*   *   *   *]


    c. TERMS OF SALE. Products will be prepared for shipment in accordance with Distributor's instructions and will be delivered to Distributor's choice of carrier F.O.B. Supplier's distribution facility in San Carlos, California. Distributor shall be responsible for the costs of shipping, insurance and duties.

8. ORDERS, SHIPMENT AND INVOICES. Within ten (10) days after the Effective Date, Distributor shall place a firm order for the Products (the "Initial Order"). Supplier shall transfer such Products to an area segregated from
    its other products not earlier than [*   *   *   *].  After filling the
    Initial Order, Supplier shall transfer Products to the segregated area each month in accordance with the firm order for that month referred to in Clause 14. Distributor or Distributor's Affiliates or subdistributors will take orders from hospitals and transfer the data to Supplier.
    During the first  [*   *   *   *] of the initial term of this Agreement,
    Supplier shall deliver the Products to Distributor's customers with respect to Products to be sold in the United States and to such location as Distributor may from time to time direct with respect to Products to be sold outside the United States, after which time shipments shall be made in a mutually agreeable manner based upon an analysis of the relative
    costs incurred during the initial [*   *   *   *] period.  Distributor,
    Distributor's Affiliates or

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    subdistributors shall send invoices to and collect from hospitals.  In no event shall inventory held by  Supplier on Distributor's behalf exceed
    [*   *   *   *] supply of Product.  Supplier shall store such  segregated
    Products from its other products on behalf of Distributor using the same degree of care that Supplier uses in storing its other products

9. TITLE AND RISK OF LOSS. Title to and risk of loss of Products shall remain with Supplier until delivery to a common carrier addressed to Distributor, Distributor's Affiliate or sub-distributor, or Distributor's customer or until placed in a segregated inventory to be held on Distributor's behalf, at which time title to and risk of loss of Products shall pass from Supplier to the appropriate recipient.

10. CONTROLLING PROVISIONS. In ordering or delivering Products hereunder Supplier or Distributor may employ their standard forms, but nothing in those forms shall be construed to modify or amend the terms of this Agreement and in case of conflict herewith, this Agreement shall control.

11. INVOICING AND PAYMENT.  Distributor shall pay for the Initial
    Order within [*   *    *   *] of  receiving notice from Supplier that the
    Products included therein have been placed in a segregated area. Thereafter, Supplier shall send an invoice to Distributor, Distributor's Affiliates or subdistributors upon shipment or segregation of the Products.
    Payment of that invoice will be made  within [*   *   *   *] of the date of
    such invoice.  Any invoiced amount not paid when due shall be  subject to a
    service charge at the lower of the rate of [*   *    *   *] per month or the
    maximum rate permitted by law. If Distributor fails to make any payment to Supplier when due, Supplier may, without affecting its rights under this Agreement, cancel or delay any future shipments to Distributor until such delinquent payment is made.

12. SPECIFICATIONS. All quantities of Products delivered by Supplier hereunder shall conform to specifications established by Supplier from time to time, which shall in no case be less restrictive than the specifications required by the health authorities in the country of destination.

13. SAMPLES.  Supplier will provide Distributor at Supplier's cost with
    [*    *    *    *] sales aids kits containing [*   *   *    *].

    All additional samples shall be purchased at the applicable transfer price.

14. ORDERS AND FORECASTS. On the Effective Date and on or before the first day of each month during the term hereof, Distributor shall give Supplier
    (a) a forecast of Distributor's monthly requirements of  Products for each
    of the next [*   *   *] months commencing with the date of such forecast,
    and (b) a  forecast of its approximate requirements of the Products during
    each of the next [*    *    *] months  following the [*   *   *] months
    referred to in Clause 14(a). The forecast referred to in 14(a) above shall

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    be considered a firm order, and the forecast referred to in 14(b)
    above shall represent Distributor's reasonable estimate of the quantity of Product that Distributor will require.

15. MINIMUM QUANTITIES.

a.   UNITED STATES

     a.1 FIRST YEAR. Distributor, Distributor's Affiliates and sub-distributors must collectively take shipment of at least the following quantities of Products (a "Minimum") during the first year of this Agreement for sale in the United States:

                           [      ***     ]
                           [      ***     ]
                           [      ***     ]

     a.2  SUBSEQUENT YEARS.  During the last [*   *   *   *] of each contract
          year, the Parties shall negotiate in good faith to establish the Minimums for the United States for the following contract year.

                           [      ***     ]

b.  OTHER REGIONS. (Canada, South America, Central America)

    b.1 FIRST YEAR. Distributor, Distributor's Affiliates and sub-distributors must collectively take shipment of at least the following quantities of Products (a "Minimum") during the first year of this Agreement for sale in Canada, South America and Central America (the "Other Regions"):

                           [      ***     ]
                           [      ***     ]
                           [      ***     ]

          Distributor will complete primary market research in the Other
          Regions by  [*   *   *   *].

    b.2   SUBSEQUENT YEARS.  During the last [*   *   *    *] of each contract
          year, the Parties shall negotiate in good faith to establish the Minimums for each of the Other Regions for the following contract
          year.  [*   *    *   *]

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                                     [*   *   *   *]

c.  FAILURE TO MEET MINIMUMS

    If Distributor fails to meet an annual Minimum, then Supplier may appoint one or more additional distributors to sell the Products in the applicable Region of the Territory. Thereafter, if Distributor fails to meet another annual Minimum, then Supplier may terminate this Agreement
    with respect to the applicable Region on [*   *    *   *] written notice to
    Distributor. Notwithstanding the foregoing sentences, Distributor will not lose exclusivity in any Other Region in the first contract year.
    Lost of exclusivity or termination as provided in this paragraph shall be Supplier's sole remedy for failure to take shipment of the Minimums and under no circumstance shall Distributor be obligated to make payments for Products which it did not order even though the Minimums were not ordered.

d.  IMPACT OF A RECALL

    In the event of a recall of any of the Products, the Minimum(s) set forth for the contract year in the Region(s) in which the recall occurs, and any subsequent contract year for which Minimums have then been determined, will be renegotiated by the Parties.

16 PROFORMA INVOICE. If import licenses are required for importation of the Products into any country in the Territory, Supplier shall provide Distributor in a timely manner with a proforma invoice and any other documents which may be necessary to allow Distributor to obtain import licenses for the Products.

17. TRADEMARKS. Distributor and Distributor's Affiliates shall sell and shall have the right to sell the Products under trademarks chosen, paid for and owned by Supplier.

                                     [*   *   *   *   *].

18. RIGHT OF FIRST REFUSAL. If Supplier develops other products which are useful in the diagnosis and treatment of fallopian tube diseases and disorders and for which there is a potential market in the radiology departments of hospitals (specifically excluding Supplier's Transcervical Falloposcopy System or the minimally invasive tubal ligation product and other products of Supplier developed at the effective date of this Agreement but excluded from the definition of Products hereunder), Supplier shall notify Distributor in writing that it has developed the product and that it wishes to

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    negotiate a distribution agreement.  Supplier shall supply sufficient information with respect to the product to enable Distributor to evaluate
    it.  Supplier and Distributor shall have [*   *   *   *] from receipt of
    the notice within which to discuss whether or not Distributor wishes to distribute the product and the terms pursuant to which Distributor would distribute the product. Supplier shall not offer such product for distribution by any other party before or during this ninety day period. In the event Supplier and Distributor are unable to agree to the terms pursuant to which Distributor would distribute such a product, Supplier shall be free to negotiate a distribution agreement with respect thereto with any other party or to distribute such Product itself, provided, however, that if Supplier offers the product to another party on more favorable terms than were last offered to Distributor, Supplier shall give Distributor notice of those terms and Distributor shall have the right to distribute the products pursuant to those terms.

19. PROPRIETARY INFORMATION

    a.  CONFIDENTIALITY.  Each party acknowledges that it has or will have
        access to   valuable proprietary information of the other party,
        including but not limited to, technical data and customer and marketing information, all of which are the property of the other party, have been maintained confidential, and are used in the course of such other party's business. Except as set forth in paragraph (b) of this Section, each party shall not, either during the term of this Agreement or thereafter, disclose the other party's proprietary information to anyone other than those of its employees having a need to know and shall refrain from use of such information other than in the performance of this Agreement. In addition, the receiving party shall take all reasonable precautions to protect the value and confidentiality of such information to the originating party. All records, files, notes, drawings, prints, samples, advertising material and the like relating to the business, products or projects of the
        originating party and all copies made from such   documents, shall
        remain the sole and exclusive property of the originating party and shall be returned to the originating party immediately upon written
        request thereby.  Each party   agrees to continue to maintain all
        proprietary information in confidence for a period of [*    *   *   *]
        following termination of this Agreement, unless written
        authorization to disclose   any such information is first obtained from
        the originating party hereunder.

    b. NON-PROPRIETARY INFORMATION. Neither party shall be obligated or required to maintain in confidence or be obligated not to use any information which it can demonstrate with written records (i) is in the public domain or known to the receiving party prior to disclosure by the originating party, (ii) becomes known to the public after disclosure by the originating party, other than through breach of this Agreement, (iii) becomes known to the receiving party from a source other than the disclosing party without breach of any obligation of confidence, (iv) is or has been furnished to a third party by the originating party without restriction on the third party's right to disclose, (v) was developed independently by the receiving party without reference to the information

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     disclosed by the disclosing party or  (vi) is disclosed
     pursuant to an order or requirement of a court, administrative agency or other government body (provided that the originating party shall be notified sufficiently in advance of such requirement so that it may seek a protective order (or equivalent) with respect to such disclosure, which the other party shall full comply with).

20. REPRESENTATIONS AND WARRANTIES. Supplier hereby represents and warrants the following:

     a. Supplier has the exclusive right under its patents or those of Target Therapeutics, Inc. to make, use and sell the Products in the Territory, and Supplier is the owner (by invention or in-license) of the know-how used in the manufacture, use and sale of the Products;

     b.  Supplier is free to enter into this Agreement;

     c. There are no patents that have been brought to Supplier's attention owned by others and there are no trade secret or proprietary rights of others that have been brought to Supplier's attention which would be infringed or violated by the making, using or selling of Products by Supplier or Distributor anywhere in the Territory;

     d. Other than pending patent litigation between Target Therapeutics, Inc., Cordis Endovascular Systems, Inc. and SciMed Life Systems, Inc., as of the Effective Date, there are no adverse actions, suits or claims pending against Supplier or to Supplier's knowledge any of its Affiliates in any court or by or before any governmental body or agency with respect to the Products or patents covering the Products;

     e. The Target Agreements are the complete agreements in effect as of the Effective Date with respect to patents of Target Therapeutics, Inc. which cover the manufacture, use or sale of the Products; and

     f. As of the Effective Date, Supplier is not engaged in discussions to amend the Target Agreements and has no intent to attempt to amend the Target Agreements.

21. AMENDMENT OF TARGET LICENSE. Supplier shall not agree to an amendment of the Target Agreements which would materially and adversely impact the ability of Supplier or Distributor to meet their obligations hereunder without Distributor's prior written consent.

22. FORCE MAJEURE. Neither Supplier nor Distributor shall be liable to each other or be in breach of any provision hereof for any failure or delay on either Party's part to perform any obligation under any provision of this Agreement because of force majeure including, but not limited to, war, insurrection, riot, fire, explosion, flood, sabotage

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                                     -11-

     accident, breakdown or damage of machinery, unavailability of fuel, labor, raw materials, containers or transport facilities, accidents in transportation, governmental action or any other cause beyond the reasonable control of the Party failing to perform or whose prompt performance is thus delayed.

23. RELATIONSHIP OF PARTIES. This Agreement will not constitute either Party as a franchisee, legal agent or other legal representative of the other for any purpose whatsoever and nothing in this Agreement shall be deemed to create a partnership, joint venture, or similar relationship between the parties.

24. TERMINATION. Except as otherwise set forth in this Agreement, the Parties shall have the following rights to terminate this Agreement.

     a. Either party may terminate this Agreement if the other party breaches any of its obligations hereunder and fails to cure the breach to the reasonable satisfaction of the non-breaching party within
         [*   *   *    *] after the non- breaching party demands its cure.

     b. Either party may immediately terminate this Agreement if the other Party ceases to conduct business in the normal course, becomes insolvent, enters into suspension of payments, moratorium, reorganization or bankruptcy, makes a general assignment for the benefit of creditors, admits in writing its inability to pay debts as they mature, suffers or permits the appointment of a receiver for its business or assets, or avails itself of or becomes subject to any other judicial or administrative proceeding that relates to insolvency or protection of creditors' rights.

25.  EFFECTS OF TERMINATION.

     a.

                                     [*   *   *   *]

     b. LIMITATION OF LIABILITY. In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of Supplier or

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        Distributor.  Termination shall not, however, relieve either party of obligations incurred prior to the termination or of any obligations arising under this Agreement which by their terms or by operation or law survive termination. Both Distributor and Supplier shall be entitled to cancel all Purchase Orders, to the extent Products have not been delivered to Distributor, which are outstanding at the time of notice of termination; provided however that, subject to payment in advance to Supplier, Distributor shall be entitled to receive Products necessary to fulfill valid and binding Purchase Order accepted by Distributor prior to notification of termination of this Agreement. Prior to filling orders for such Products, Supplier shall be entitled to request and receive documentary evidence of all such outstanding Purchase Orders and an accounting of Distributor's existing inventory of Products.

26. ASSIGNMENT. This Agreement and the rights hereunder, shall not be assignable by either Party without the prior written consent of the other except that Distributor may assign this Agreement to any of Distributor's Affiliates and Supplier may assign or transfer its rights and obligations under this Agreement to a successor to all or substantially all of its assets relating to this Agreement, whether by sale, merger, operation or law or otherwise upon prior written notice to Distributor. Distributor reserves the right to have any part of its obligations under this Agreement performed by one or more of its Affiliates.

27. FEES AND EXPENSES. Distributor shall not be responsible for any commissions, broker fees, finders fees or similar fees or compensation with respect to this Agreement. Each Party will be responsible for its own expenses incurred in connection with negotiating this Agreement.

28. NOTICE. All notices which are required or permitted to be given hereunder shall be in writing and delivered by either (a) registered or certified mail, return receipt requested, (b) overnight commercial package courier or local delivery service, (c) facsimile or (d) personal delivery, in all events prepaid, addressed to the respective parties at the respective addresses set forth below:

    Conceptus, Inc.                       Mallinckrodt Group Inc.
    1021 Howard Avenue                    675 McDonnell Boulevard
    San Carlos, CA  94070                 St. Louis, MO 63134
    Attention:  Vice President, Sales     Attention: President,
    Fax No. 415-508-7646                  Imaging Division
                                          Fax No. 314-895-7265

    Copy to:                              Copy to:
    Venture Law Group                     Mallinckrodt Group Inc.
    2800 Sand Hill Road                   7733 Forsyth Boulevard
    Menlo Park, CA 94025                  St. Louis, MO  63105
    Attention:  Michael W. Hall           Attention: General Counsel
    Fax No.   415-854-1121                Fax No.   314-895-5366

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      Either party may designate a different or additional address for the giving of notice by written notice to the other party. Notices shall be effective upon receipt.

29. WAIVER. Failure to enforce or waiver, by either Party, of any of the terms of this Agreement, at any time, shall not in any way limit or waive such Party's rights thereafter to enforce, or require compliance with, the terms of this Agreement.

 30. VALIDITY. If any clause of this Agreement is held to be void or unenforceable, such finding shall not affect the validity or enforceability of other clauses of this Agreement.

31. ENTIRE AGREEMENT. The provisions set forth herein constitute the entire Agreement between the Parties with respect to the subject matter hereof and supersede all previous communications, representations, and/or agreements, whether oral or written, between the Parties relating to the subject matter hereof.

32. AMENDMENT. Modification or amendment of this Agreement shall not be of any force or effect unless such modification or amendment is in writing, specifically refers to this Agreement and is signed by the Party to be bound thereby.

33. GOVERNING LAW. All interpretations and applications of this Agreement shall be governed by the laws of California.

34. DUE DILIGENCE. Distributor shall promptly review existing patents and patent applications (to the extent the applications are available) to determine whether Distributor believes the sale of the Products would infringe any third party's patents. If Distributor reasonably believes that there would be such infringement, Distributor may terminate this Agreement without liability for such termination at any time prior
     to [*   *   *   *].

35. CONFLICT OF INTEREST. If Distributor buys a company which sells products in the Territory that are designed or marketed to produce the same or similar diagnostic capabilities as the Products or any line extensions thereof under development by the Supplier (hereinafter called the "Competing Products") and the sales of Competing Products constitute less
    than [*   *   *   *] of the company being purchased, Supplier may terminate
    this Agreement on [*   *   *   *] written notice but Distributor will not
    be considered in breach of contract. If (a) Distributor buys a company which sells Competing Products in the Territory, sales of Competing
    Products constitute [*   *   *   *   *  *] of the company being purchased,
    and Distributor continues to sell the Competing Product or (b) Distributor develops and sells a Competing Product in the Territory, Supplier may terminate this Agreement and Distributor will be considered in breach of contract. In the event of a termination under this paragraph, (a) Distributor will cooperate fully in transitioning the Products business to Supplier, including sharing relevant customer information, and (b) Supplier will have no obligation to repurchase remaining inventory from Distributor.

* Confidential Treatment Requested

36. SUBDISTRIBUTORS AND AFFILIATES. Distributor will ensure that any subdistributor or Distributor Affiliate appointed to distribute
     Products pursuant to this Agreement will execute an agreement which obligates Subdistributor or Distributor Affiliate to hold such confidential information in confidence to the same extent as Distributor is bound hereunder.

37. WARRANTY. Customer warranties, if any, will be put on package inserts although this shall not in any way affect the allocation of responsibilities otherwise set forth above.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of July 1, 1996.

Conceptus, Inc.                           Mallinckrodt Group Inc.

By: /s/ James J. Messemer                 By: /s/ James C. Carlile
    ------------------------                  ---------------------------

* Confidential Treatment Requested

                                SCHEDULE A

                                 PRODUCTS


                [*   *   *] SOFT SEAL CERVICAL CATHETER

                [*   *   *] UTERINE CATHETERS

                [*   *   *] VS RADIOLOGICAL CATHETERS

                [*   *   *] GUIDEWIRES

                [*   *   *] S.S. VALVE

* Confidential Treatment Requested

                               SCHEDULE B

                                PRODUCTS                       PRICE PER
                                                                  UNIT
                                                               ---------
                [*   *   *] SOFT SEAL CERVICAL CATHETER        [*   *   *]

                [*   *   *] UTERINE CATHETERS                  [*   *   *]

                [*   *   *] VS RADIOLOGICAL CATHETERS          [*   *   *]

                [*   *   *] GUIDEWIRES                         [*   *   *]

                [*   *   *] S.S. VALVE                         [*   *   *]


* Confidential Treatment Requested